Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of FundVantage Trust of our report dated June 27, 2025, relating to the financial statements and financial highlights of Pacific Capital Tax-Free Securities Fund and Pacific Capital Tax-Free Short Intermediate Securities Fund, which appear in FundVantage Trust’s Certified Shareholder Report on Form N-CSR for the year ended April 30, 2025. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements and Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 20, 2026